Exhibit 10.33

ZHIMA CREDIT SERVICE AGREEMENT

This Agreement is entered into by and between Zhima Credit and the Company (defined as below), and the effective term of this Agreement shall commence as of the date when the Parties (defined as below) affix seals hereon and end on the first anniversary of the date when the services are actually activated for the Company, which may be renewed in accordance with relevant provisions of this Agreement. If the Company purchases the fixed-quantity package product which is entitled to a free service period of less than 12 Months, then the effective term of this Agreement shall end on the first anniversary of the expiration date of such free service period after the services provided by Zhima Credit have been actually activated for the Company.

Company:

Legal Name: Ganzhou Happy Fenqi Network Service Co., Ltd. (“Company”)

Domicile: 2/F, Tower 25, Phase I Standard Workshop of Ganzhou Science and Technology Entrepreneurship Service Center, intersection of Huangjin Avenue and Jinling Road, Ganzhou Economic and Technological Development Zone, Ganzhou, Jiangxi

Contact Address: Qufenqi, 12/F, Internet Financial Center, A1 Danling Street, Zhongguancun, Haidian District, Beijing

Contact Person: [REDACTED]1

Telephone No.: [REDACTED]2

Facsimile:

Email: [REDACTED]3

Zhima Credit:

Legal Name: Zhima Credit Management Co., Ltd. (“Zhima Credit”)

Domicile: Room 612, Building A, No.525 Xixi Road, Xihu District, Hangzhou

Contact Address: 2/F, Tower B, Huanglong Time Square, 18 Wantang Road, Xihu District, Hangzhou, Zhejiang 310099, China

Contact Person: [REDACTED]4

Telephone No.: [REDACTED]5

Facsimile:

Email: [REDACTED]6

[1]	Confidential treatment requested
[2]	Confidential treatment requested
[3]	Confidential treatment requested
[4]	Confidential treatment requested
[5]	Confidential treatment requested
[6]	Confidential treatment requested

Linkage Mechanism of the Parties for Services Provided to the User	Liaison Officer of the Parties for Objection Handling and Their Contact Information

Liaison officer of linkage mechanism for services provided to the User: A liaison officer for customer satisfaction is required for establishment of a user problem-solving linkage mechanism, so as to timely and reasonably deal with the problems encountered by the User in the use of the services agreed hereunder or the services provided by the Company, or if any pending problem is escalated to a higher level or evolves into a public opinion risk.	Liaison officer for objection handling: A liaison officer is required for establishment of a smooth and stable objection communication linkage mechanism, so as to timely and effectively handle the objection application made by the User in accordance with the requirements set forth in the Regulations on Administration of Credit Investigation Industry.

Liaison officer of the Company: [REDACTED][7]	Liaison officer of the Company: [REDACTED][8]

Telephone No.: [REDACTED][9]	Telephone No.: [REDACTED][10]

Email: [REDACTED][11]	Email: [REDACTED][12]

Liaison officer of Zhima Credit: [REDACTED][13]	Liaison officer of Zhima Credit: [REDACTED][14]

Telephone No.: [REDACTED][15]	Telephone No.: [REDACTED][16]

Email: [REDACTED][17]	Email: [REDACTED][18]

[7]	Confidential treatment requested
[8]	Confidential treatment requested
[9]	Confidential treatment requested
[10]	Confidential treatment requested
[11]	Confidential treatment requested
[12]	Confidential treatment requested
[13]	Confidential treatment requested
[14]	Confidential treatment requested
[15]	Confidential treatment requested
[16]	Confidential treatment requested
[17]	Confidential treatment requested
[18]	Confidential treatment requested

General Provisions

The Company and Zhima Credit (individually referred to as a “Party”, collectively as the “Parties”) agree as follows:

1.	Service Zhima Credit shall provide the services agreed under this Agreement according to Appendix 1 attached hereto. The Company shall use the services provided by Zhima Credit according to the User’s authorization and obtain relevant information based on such services, but only to the extent of the business scope defined in Appendix 1 hereof. The Company shall not carry out any commercial or non-commercial activities for the benefit of any third party or on the website of any third party or by taking advantage of the services provided by Zhima Credit.

2.	Payment and Settlement The Company shall pay service fees to Zhima Credit according to relevant provisions set forth in Appendix 1 hereof. The Company shall not otherwise charge any fees from the User with respect of the services provided by Zhima Credit under this Agreement.

3.	Representations and Warranties

A Party makes the following representations and warranties to the other Party and acknowledges that the other Party executes this Agreement by relying on such representations and warranties:

A.	(i) It is an independent legal person duly incorporated, validly existing and in good standing pursuant to the laws of the place of its incorporation;

(ii) It has made effective registration of its currently-conducted business in all judicial jurisdictions where it carries out its business;

(iii) It has obtained all permits, licenses, regulatory approvals and powers necessary for carrying out business according to the legal requirements of each judicial jurisdiction where it carries out is business;

(iv) It owns necessary corporate authority, power and legal right to execute and implement this Agreement and perform its obligations under this Agreement.

B.	This Agreement has been duly executed by it and constitutes valid and binding obligations, enforceable against it according to the terms of this Agreement. It is not required under any laws or contractual requirements to obtain any permission or consent from any person, government or institution to execute this Agreement and perform the obligations hereunder, except as otherwise agreed in this Agreement.

C.	Its execution and performance of this Agreement will not (i) conflict with its incorporation certificate or articles of association (or any similar corporate documents under any applicable laws), or (ii) violate any judgment, decree, order, law and administrative rule applicable to it.

D.	As far as it knows, there is no litigation, legal proceeding or investigation that could be reasonably expected to have any adverse effect on the performance of its obligations under this Agreement.

E.	It will comply with any and all laws, regulations and rules applicable to the product, service and business operation provided by it under this Agreement.

4.	Rights and Obligations of the Parties

A.	Before the Company inquires the information of each User with Zhima Credit, the Company must clearly notify the User of such information inquiry and obtain the written authorization from such User which shall stipulate the purpose for which the User’s information will be used by the Company. Zhima Credit shall have the right to review the User’s authorization obtained by the Company for the use of Zhima Credit Services. Zhima Credit shall, at the unilateral request of the User, have the right to revoke the inquiry authorization granted to the Company, unless the Company has previously agreed in writing with the User that the User irrevocably authorizes the Company to inquire the User’s information with Zhima Credit within a certain period. The Company is not allowed to inquire any information of such User after the revocation of authorization and shall not claim against Zhima Credit for assuming any liability in this regard.

If the Company chooses the products or the services other than Zhima Credit Scoring, Industry Watchlist and Out-of-Contact Information Recovery as listed in Appendix 1 hereof, it shall guarantee that it has obtained the authorization of the User, assenting that Zhima Credit and its cooperative agencies may give feedback on whether the User’s information provided by the Company are true, accurate and valid and whether there is any correlated risks by making comparative analysis of such information and the User’s information respectively retained by them.

B.	The Parties shall actively provide cooperation for the joint-debugging test required for the launching of service interface.

C.	Zhima Credit may use the feedback information provided by the Company according to the provisions of this Agreement for the services provided by Zhima Credit and may process and use such information according to laws, including supplying the same to a third party.

D.	If Zhima Credit finds, at any time, that the service interface has any unusual inquiry, Zhima Credit shall have the right to take emergency measures, such as suspending the privilege of inquiry; the Company shall cooperate with Zhima Credit in a timely manner by providing relevant information to Zhima Credit for verification of unusual inquiry.

E.	The Company guarantees that, if it finds any Adverse Information or other risk-related information of the User or relevant contact information by making inquiry according to this Agreement, and the Company takes measures to restrict the User from using the Company’s services based on the information so found or contacts the User, the Company shall be solely responsible for the measures taken by it. The Company will not advise or disclose the aforementioned information or the source of information to any third party other than the Parties hereto, including not informing the User subject to any Adverse Information or risk-related information that the source of such information is Zhima Credit, or disclosing to the User that its contact information is provided by Zhima Credit. Otherwise, the Company shall be deemed as having materially breached this Agreement.

F.	The Company shall promptly update Zhima Credit Scoring of the User as shown in the business of the Company (if the business requires showing such information to other users of the Company) in strict compliance with Zhima Credit Scoring of the User that is obtained by it by making inquiry with Zhima Credit. Once Zhima Credit notifies the Company that a certain User has terminated its use of Zhima Credit Scoring service, or the User revokes the authorization of inquiry granted to the Company through the management function of Zhima Credit Services, or no inquiry information is available according to the feedback given by Zhima Credit when the Company inquires Zhima Credit Scoring of the User, the Company shall promptly terminate the display of Zhima Credit Scoring in the business of the Company and shall properly notify other users that no Zhima Credit Scoring of such User will be displayed (if necessary). Furthermore, considering the inquiry results of each product and service listed in Appendix 1 may change from time to time, the Company shall not store the inquiry results for any subsequent use; otherwise, any and all risks and losses thereby caused shall be solely assumed by the Company.

G.	If the Company displays Zhima Credit Scoring of a certain User based on the needs of the inter-users check for any of its business, the Company shall cause the user(s) that checks such information to make the following representations or similar declarations by entering into an agreement with them or by other appropriate means: “it understands and agrees that Zhima Credit does not guarantee, expressly or impliedly, any action of the entity with a Zhima Credit Scoring. Zhima Credit Scoring and the evaluations or records of the credit status of such entity made by Zhima Credit are only used for evaluation of transaction conditions or decision-making by other entities. A person shall be solely responsible for any judgment or action made by it on reliance of such information”. If Zhima Credit is held accountable for any compensation or other liabilities due to the failure of the Company to perform any of the aforementioned obligations, the Company shall assume such compensation liability or other liabilities.

5.	Information Feedback and Objection

A.	The Company and Zhima Credit agree upon negotiation that, if the Company for any of its business uses Zhima Credit Scoring, Industry Watchlist, Zhima Credit Element List and Out-of-Contact Information Recovery to inquire the information of a User, the Company shall provide feedback information of such User based on the fields as listed in Appendix 2 hereof. The Company shall keep the record and evidence of each feedback information provided in Appendix 2 for at least five years as of the information feedback date, so as to prove the authenticity and accuracy of the facts on which such information is based.

B.	The Company shall make response to the feedback information Objection raised by Zhima Credit or the Objection directly raised by the User by providing the verification result of such Objection within seven Business Days after receiving the Objection notice from Zhima Credit or the Objection directly made by the User. If the information subject to Objection is proven to be inaccurate or the User disagrees with the verification result, the Company shall give feedback of relevant data to Zhima Credit within the aforementioned period of time. Any failure of the Company to give feedback within the required time limit shall constitute a breach under this Agreement and the Company shall pay to Zhima Credit the liquidated damages of RMB[REDACTED][19] for each breach. “Objection” refers to the investigation on the authenticity and accuracy of the feedback information.

C.	If, during the initial effective term of this Agreement and any single Renewed Term hereof, the information subject to Objection is proven to be inaccurate or the aggregate number of the information that are not fed back in time exceeds 200 in the course of the Objection-handling and the Objection Support Rate reaches 0.01%, Zhima Credit shall have the right to terminate this Agreement without any further notice. “Objection Support Rate” refers to, when the User raises any Objection to Zhima Credit or the Company with respect to the feedback information provided by the Company, and Zhima Credit and (or) the Company find errors in such information and further support all or a part of the Objection raised by the User, or the Company fails to timely provide result of the investigation for Objection-handling, the proportion of the number of the information subject to Objection which are supported or for which the Company fails to give any feedback to the aggregate number of the information subject to Objection.

[19]	Confidential treatment requested

D.	After expiration of the effective term of this Agreement, as to any Adverse Information provided by the Company, the Company shall continue to cooperate with Zhima Credit to carry out the investigation of Objection according to the provisions of this Section 5 till five Years following the termination date of the misconduct or adverse event. If the User claims for compensation or Zhima Credit suffers from any loss due to breach of the aforementioned provisions by the Company, the Company shall be held accountable for such compensation or loss.

E.	If the Company fails to actively provide the feedback information or fails to make response to the investigation of Objection pursuant to this Agreement, it shall be deemed that the Company commits a material breach of this Agreement. The Parties shall deal with the Objection through the Objection-handling liaison officer respectively designated by them and relevant contact information thereof.

F.	If the Company finds that the User’s information transmitted or provided to Zhima Credit is inaccurate or the Company actively makes amendment, modification, supplement or update of such information, the Company shall deliver such amended, modified, supplemented or updated information to Zhima Credit Platform by means of the system connection and shall at the same time personally notify Zhima Credit of such amendment, modification, supplement or update.

6.	User Information

A.	Each Party shall accurately and timely deliver and supply the User’s information to the other Party in accordance with the provisions of this Agreement.

B.	Each Party shall obtain the necessary and appropriate written authorization from the User to collect, inquire and supply the User’s information in accordance with applicable laws and regulations and relevant provisions of this Agreement, and shall guarantee to hold the other Party harmless from any dispute, litigation or loss arising from any defect in the content, method or procedure of obtaining the authorization from the User. Each Party shall guarantee the traceability of the aforementioned authorization granted by the User and keep reasonable evidence of such authorization so as to prove the fact that the authorization has been granted. A Party shall, at the request of the other Party, provide relevant evidence materials of the authorization granted by the User.

C.	Each Party shall honestly, accurately, timely and objectively collect, record, process, store, amend, modify, supplement and update the User’s information in accordance with the provisions of this Agreement.

D.	If the Company provides any Adverse Information of the User to Zhima Credit, the Company shall notify the User of each of such Adverse Information provided to Zhima Credit in an appropriate manner.

7.	Safety of User Information

“User Information Processing” means any action or several actions and any related actions that store, amend, transfer, transmit, delete and remove the User’s information in any way.

1.	The Parties shall use appropriate and reasonable equipment, technology, measures and staffing organization form to fully protect the safety of the User’s information, so as to avoid any abuse, misuse, loss, theft, disclosure or illegal and unreasonable amendment, deletion and removal of the User’s information.

2.	The Parties shall ensure that the employees, consultants, outsourcing companies and information processing service providers that have access to and can process the personal information of the User shall be permanently obligated to keep confidential such information.

3.	The Parties shall at least establish the following internal organizations and procedures to ensure the safety of the User’s information:

A.	The Parties shall impose a definite and strict restriction regarding authority of the personnel who have access to the User’s information, so as to make sure that such personnel may only have access to the User’s information within the scope of authority.

B.	Any personnel without appropriate authorization shall not have access to the User’s information and the relevant information processing system, regardless of whether such access is physical contact or logical access.

C.	The User’s information shall not be visited, used, duplicated or processed without appropriate authorization.

D.	Sensitive and private information of the User shall not be stored in plaintext and reasonable encryption technology shall be used in the course of transmission of the information.

E.	The Parties shall establish the examination and trace mechanism to record the User’s information that is visited, used, duplicated and processed as well as the name of the individual who takes such actions, the time when the relevant actions are taken and the reason or purpose for such actions.

F.	The User information processing system shall be kept at a proper and reasonable safety level and maintain a backup system, so as to keep the User’s information safe from any accidental damage and loss.

G.	The information of different Users and the User’s information used for different purposes shall be separately used and processed.

4.	Each Party shall promptly notify the other Party of any actual or suspected breach of this Section 7.

5.	Each Party shall regularly examine and verify that it has complied with all provisions contained in this Section 7 and keep a written record of such examination and verification.

8.	Disclaimer Zhima Credit disclaims any warranty, expressed or implied, as to any and all of the following: credit services and credit information provided by it, the financial standing, consumption ability, debt repayment willingness and ability, credit worthiness, credit status, credit capability, credit character and general reputation of the User. The Company shall be solely responsible for any judgment, decision and action (whether being commercial or not) made by it and any transaction condition offered by it to the User based on the services and information provided by Zhima Credit, and Zhima Credit shall not assume any liability in this regard, except and only to the extent that it is proven that Zhima Credit deliberately deceives the Company. The Company shall ensure that its business partner agrees to and accepts the aforementioned disclaimers and in no event will its partner assert claims against Zhima Credit.

9.	Indemnification A Party (“Indemnifying Party”) shall make indemnification to the other Party (“Indemnified Party”) for any and all loss, cost and expense (including but not limited to the reasonable attorney’s fee, fee and fine) and interest accrued thereon as suffered by the Indemnified Party due to any breach of this Agreement committed by the Indemnifying Party and any of its employees or agents.

10.	Limitation of Liability In no event shall the Parties be held accountable for any loss of profit or any indirect, incidental, special, punitive or opportunistic damage, regardless of whether such damage is predicable or not, or whether the other Party has been informed of the possibility of such damage.

11.	Intellectual Property Rights Zhima Credit owns all rights, titles and interests in and of its services, including the intellectual property rights of relevant services. If, during the effective term of this Agreement, each Party grants a non-exclusive, non-transferable license to the other Party, without the right to sublicense, to use its intellectual property rights merely for the purpose of this Agreement in accordance with the provisions of this Agreement, and a Party finds the use of such intellectual property rights by the other Party infringes its legitimate interests or causes any adverse effect, such Party may send a written notice to the other Party to amend or revoke the license so granted at any time within the effective term of this Agreement. Each Party agrees that use of the intellectual property rights of the other Party under this Agreement does not grant any proprietary right to it, and it shall exercise due care to protect the intellectual property rights of the other Party so as to hold the intellectual property rights of the other Party harmless from any infringement and damage. The aforementioned use of such intellectual property rights shall be immediately terminated once this Agreement is terminated.

Each Party allows its name, trademark, sign, logo and other information that may demonstrate its brand to be placed and displayed by the other Party in relevant business, provided that such name, trademark, sign, Logo and information shall be put and displayed at a prominent position at least on a par with that of other brands, such position including, without limitation, PC webpage, APP webpage, outdoor advertising and supplies in the offline stores, provided that the each Party shall notify the other Party prior to its formal use of the aforementioned name, trademark, sign, Logo and information; otherwise, the other Party shall be entitled to terminate such use.

12.	Information and Privacy Each Party agrees to protect the consumer privacy and the consumer information by following the procedures required in relevant laws and regulations, and will use such information only for the performance of its obligations under this Agreement or other purposes permitted by laws. Each Party shall take commercially reasonable measures to keep such personal information under protection and hold such information harmless from abuse, loss or any unauthorized use, amendment and disclosure.

13.	Taxes The Parties shall bear any and all taxes and fees respectively incurred by them in connection with the performance of this Agreement, except as otherwise agreed in writing by the Parties.

14.	Confidential Information

A.	Any Party (“Receiving Party”) shall be obligated to keep confidential the content of this Agreement and any Confidential Information of the other Party (“Disclosing Party”) obtained by it due to the performance of this Agreement. The Receiving Party shall not disclose or otherwise advise the content of this Agreement and the Confidential Information of the Disclosing Party that it has learned to any party other than the Parties hereto (including any employee of the Parties who are not required to have access to such information), nor shall it use the content of this Agreement and the Confidential Information of the Disclosing Party for the purposes other than performance of this Agreement, except for the disclosure required by the laws, regulations, other administrative rules, or any requirements of the court, the governmental department, stock exchange and other competent authorities applicable to it. If any disclosure is required to be made under any of the aforementioned exceptional circumstances, the Receiving Party shall notify the Disclosing Party in writing of such disclosure at least three Business Days in advance, such that the Disclosing Party may have a reasonable opportunity to present its opinions on the proposed disclosure and may seek for protective order or prevent such disclosure. In such case, the Parties shall, without violation of any laws and regulations, jointly make every effort to avoid or diminish any loss or adverse effect caused by such disclosure to the greatest extent possible. The Receiving Party shall limit the disclosure to the minimum scope as required by such order or relevant regulations and truthfully make disclosure without any misstatement or misleading representation, and shall make best effort to ensure that the party receiving such information will keep strict confidential such information. The information subject to disclosure may be disclosed only if such information is approved by the Parties in writing, unless a valid written order issued by the court or the competent authority has identified the information to be disclosed and the Receiving Party has shown such written order to the Disclosing Party.

B.	“Confidential Information” means all non-public, proprietary or other confidential information, whether verbal or written or in other forms, including, without limitation, this Agreement and any supplementary agreement hereof, the performance of this Agreement and such supplementary agreement, and the documents and materials prepared in the course of business cooperation as contemplated hereunder; registered member information and financial information, technical information, operation information, customer information; business plan, capital structure form, budget, financial statements, cost, price and market plan, agreement and license; list of employees, customers, suppliers, shareholders, business partners or investors; technique, know-how, business process, trade secret, business model; explanation, sketch, flow chart, formula, blueprint and constituent components thereof; source code, target code, graphical design, user interface and other intellectual property rights (including the intellectual property rights of customers, suppliers and other third parties); interface technology, safety protocol, certificate and etc.

C.	The Parties shall take all necessary and reasonable steps to ensure that they (and their employees) will comply with the aforementioned provisions, so as to protect the materials received by them from being distributed, disseminated, disclosed, duplicated or misused and from being exposed to irrelevant personnel. Each Party shall protect the Confidential Information of the other Party by taking reasonable precautions at least as significant as those used for protection of its own Confidential Information, but not less than the level of due care.

D.	Without the written consent of the other Party, a Party shall not hold the press conference, make announcement of or otherwise disclose the content of this Agreement and the cooperation relationship between the Parties.

E.	The confidentiality provisions contained in this Agreement shall take effect as of the execution date hereof till five Years following expiration of this Agreement. The Parties shall permanently keep confidential the data of individual customers, the trade secret and other Confidential Information that are required to be perpetually kept confidential according to relevant laws and regulations. The Company and Zhima Credit undertake to continue to perform the confidentiality obligations hereunder during the aforementioned period of time after the termination of this Agreement. Each Party shall have the right to claim for compensation against the other Party if the other Party deliberately or neglectfully discloses the Confidential Information of such Party and thereby causes any loss.

F.	For the avoidance of doubt, Zhima Credit may legitimately use the feedback information provided by the Company in accordance with this Agreement for the services provided by Zhima Credit to a third party.

15.	Notice

A.	If any Party intends to amend its contact information as set forth in this Agreement, it shall send an amendment notice to the other Party at least 3 Days in advance. Prior to receiving such notice, the other Party shall have the right to make effective notice by addressing to the original contact information of such Party as listed hereunder.

B.	Any and all notices and other communications required or permitted to be sent by the Parties under this Agreement shall be made in writing and sent to the specific contact information as designated in this Agreement by means of courier service, facsimile or email. The notice shall take effect when received. A rebuttable presumption of receipt will arise under any of the following circumstances: (i) when being signed in pursuant to the records of delivery, if sent by courier service; (ii) when the written confirmation of successful transmission is received by the sending party, if sent by facsimile; (iii) on the day when the email is sent out by the sending party, if sent by email. For the avoidance of doubt, any emails, including those containing the electronic signature of the sending party, shall not constitute an executed written agreement and shall not amend this Agreement in any way, except as otherwise specifically agreed in this Agreement.

16.	Effective Term and Termination

A.	This Agreement shall take effect as of the effective date hereof and the effective term of this Agreement shall end on the date as set forth in the first page hereof. Unless any Party that decides not to renew this Agreement sends the written non-renewal notice to the other Party at least 30 Days prior to the termination date hereof, the effective term of this Agreement shall be automatically renewed for another Year (“Renewed Term”) and there is no limitation on the number of renewal of this Agreement.

B.	Except as otherwise specifically agreed in this Agreement, any Party may terminate this Agreement without further notice under any of the following circumstances: (i) the other Party fails to correct its material breach of this Agreement within 10 Days after receiving the relevant notice; (ii) the other Party is engaged in any seriously unhealthy commercial activity, which adversely affects its own business reputation and the goodwill or product brand of another Party; (iii) the other Party is subject to bankruptcy, close-down, restructuring, liquidation, dissolution or other similar proceedings; (iv) the products or services agreed hereunder are not activated due to reasons attributable to the Company, or Zhima Credit does not receive the notice requesting for activation of services from the Company, each within four Months as of the effective date of this Agreement.

C.	Once this Agreement is terminated, the relevant obligations of the Parties under this Agreement shall be terminated, provided that Section 5 (Information Feedback and Objection), Section 7 (Safety of User Information), Section 8 (Disclaimer), Section 9 (Indemnification), Section 10 (Limitation of Liability), Section 11 (Intellectual Property Rights), Section 12 (Information and Privacy), Section 14 (Confidentiality Obligation) and other clauses hereof (including the payment obligation already incurred under this Agreement) that shall survive the termination of this Agreement based on their nature shall remain in full force and effect. Any due and payable amounts under this Agreement shall be paid in full.

17.	Force Majeure Neither Party shall be liable for any failure of or delay in performance caused by the Force Majeure event, but the Force Majeure event shall not exempt a Party from the liability for payment of any amount due but unpaid. For any event to constitute a Force Majeure event, it must be necessary for the performance of this Agreement, and the range of influence caused by the Force Majeure shall be determined on the basis of the situations beyond the control of the affected Party and the actual duration of the Force Majeure event. If any Force Majeure event occurs after a Party delays the performance of its obligations under this Agreement, such Party shall not take the Force Majeure event as an excuse for the delay of performance. “Force Majeure” means any objective situation that is unforeseeable, unavoidable and insurmountable, including, without limitation, natural disaster, fire, computer virus, design defect of tool software, hacker attack, change in law and policy, network interruption of telecommunication operator, gateway accident of wireless carrier, unpredictable event caused by change of the User system, unpredictable massive increase of information flow and government interference.

18.	Planned Shutdown Zhima Credit shall not assume any liability for interruption of services caused by the Planned Shutdown, but Zhima Credit shall resume the operation of Zhima Credit Platform or the regular access to and use of the services as soon as possible. “Planned Shutdown” means a period of closedown, suspension or interference in the operation of Zhima Credit Platform or the supply of Zhima Credit Services which is arranged by Zhima Credit in advance for the following purposes: (1) to promote any new services or update the existing services to the party receiving the services; (2) to carry out defensive maintenance of the system; (3) to install or make significant adjustment to the basic equipment; or (4)to carry out maintenance of the services and the platform.

19.	Governing Law/Dispute Resolution This Agreement shall be governed by and interpreted according to the laws of the mainland region of the People’s Republic of China. Any dispute or demand arising out of or in connection with this Agreement, including, without limitation, interpretation, validity, breach and termination of this Agreement, shall be resolved through litigation. The court with litigious jurisdiction shall be the competent people’s court at the place where the defendant domiciles.

20.	Fees and Costs Each Party shall bear any and all fees and costs respectively incurred by it due to performance of this Agreement, except as otherwise specifically agreed under this Agreement.

21.	Entire Agreement The main body and the Appendices of this Agreement shall constitute an entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any written and oral agreement and understanding previously reached by the Parties in respect of such subject matter. Except as otherwise specifically agreed under this Agreement, this Agreement maybe amended only if the Parties affix seals on the relevant written document of such amendment.

22.	Assignment Neither Party shall assign or transfer any of its obligations and rights hereunder without written consent of the other Party.

23.	Relationship Nothing in this Agreement shall be construed as establishing a joint venture, partnership, agency, trust or employment relationship between the Parties. In no event shall a Party make any description that could mislead others into believing in that there is any relationship other than those contemplated hereunder existing between the Parties. Furthermore, without the written consent of the other Party, a Party shall not, by itself or through any media and other channels, announce the cooperation relationship between the Parties and other relevant information to a third party.

24.	No Implied Waiver Any waiver of a Party to the breach of any clause under this Agreement by the other Party and the failure of a Party in exercise of any right or privilege under this Agreement shall not be deemed as a waiver of any subsequent breach committed by the other Party or any waiver of any other clause, right and privilege under this Agreement.

25.	Severability If any clause of this Agreement is unenforceable or is held invalid, such clause shall be deemed as not existing or having been deleted and the remaining clauses hereof shall have full force and can be enforceable.

Definition List

Terms	The following terms shall have the meanings set forth below, except as otherwise agreed under this Agreement:

Zhima Credit Services	means the services provided by Zhima Credit in relation to the credit information of the User, and the specific types of services shall be subject to those selected by the Company in the service application form.

User	means any individual using the Company’s product or Zhima Credit Services.

Intellectual Property Rights	means any (i) copyright, patent, know-how, domain name, trademark, trade name, service mark, brand name, company name, icon, sign and design (whether registered or not) and all relevant goodwill; (ii) registration application and the right of application for registration; and (iii) all other subject of intellectual property rights or similar forms of rights under protection (including, without limitation, the application program interface).

Zhima Credit Platform	means the equipment and facilities, software and hardware system and relevant resource and system used by Zhima Credit to operate Zhima Credit Services.

China/PRC	means the People’s Republic of China, for the purpose of this Agreement, excluding Taiwan, Hong Kong Special Administrative Region and Macao Special Administrative Region.

Adverse Information	means any of the following information that has an adverse effect on the credit status of the User: any information about the failure of the User in performing its obligations according to relevant agreement in the borrowing, purchase on credit, guarantee, lease, insurance, use of credit card and other similar activities, any information about the administrative punishment imposed on the User, any information about the judgment or ruling issued by the people’s court on performance and enforcement of the obligations of the User, and other adverse information provided for by the credit investigation industry supervision and administration authority of the State Council.

Taxes	means any governmental tax, levy or charge, and interest and default interest accrued thereon.

Business Day	means any day other than each Statuary, Sunday and public holiday in China.

Day	means a natural day.

Year/Month	means the period of time from the commencement date of such year/month to the date prior to the corresponding day of such commencement date in the next natural year/natural month.

Appendix 1: Services, Fees and Settlement
Name of Service	Service Description and Special Rules	Preferential Rate	Pricing Strategy
☒Zhima Credit Scoring	Zhima Credit’s presentation of overall creditworthiness of a User in the form of score	RMB[REDACTED]20 /person/month (Note: In the case of inquiries about the same User for a natural Month, only one such inquiry will be charged)	RMB[REDACTED][21]
/person in the case that the quantity of inquiries equals or is less than 10,000 persons for a Month; no service fee will be collected for a Month if the quantity of inquiries exceeds 10,000 persons for such Month

☒Industry Watchlist	Zhima Credit specifies whether a User is contained in its industry Watchlist and the corresponding risk type.	The original price is RMB[REDACTED]22 /person/year, and a preferential rate may be offered on the basis of the accumulated quantity of inquiries with desired feedback during the term of this Agreement.

[20]	Confidential treatment requested
[21]	Confidential treatment requested
[22]	Confidential treatment requested

☒IVS	To evaluate the authenticity of information on a User, output an overall score and give reminders of the completeness and reliability of such user information

☐Charged by the number of times of effective inquiries: RMB[REDACTED][23] each time

☒Charged on a fixed quantity package basis, and any effective inquiry exceeding the cap for use of information will be charged at RMB[REDACTED][24] each time.

		Fixed Quantity Package Cap for Effective Inquiry	Fixed Quantity Package Price (RMB0,000)

		☒40 million inquiries/year	[REDACTED][25]

		☐6 million inquiries/ year	[REDACTED][26]

		☐1 million inquiries/year	[REDACTED][27]

The term “effective inquiry” means an inquiry with a feedback score between 1 point and 100 points. For this purpose, a Year shall commence from the end of a free period (if any).

☐Zhima Authentication - Face Recognition-based Identity Verification	Identity verification service to verify whether a User is the person he claims to be by means of face recognition technology	RMB[REDACTED][28] each time	Charged by the number of times of inquiries

[23]	Confidential treatment requested
[24]	Confidential treatment requested
[25]	Confidential treatment requested
[26]	Confidential treatment requested
[27]	Confidential treatment requested
[28]	Confidential treatment requested

☐Zhima Authentication – SMS	Identity verification service to verify whether a User is the person he claims to be by sending a verification code via text message to a registered mobile phone number	RMB[REDACTED][29] each time	Charged by the number of times of inquiries

☐Educational Background Inquiry	Educational background information inquiry service to provide information on educational background of a User graduating in or after 2002. Given the incompleteness of the national statistics on educational background and student status information, not all Users’ educational background and student status information can be verified and may be inconsistent with their actual conditions.	RMB[REDACTED][30] each time	Charged by the number of times of inquiries

☐Student Status Verification	Student status verification service to output expected graduation date. Student status information verification service covers those Users who are students at the time of verification only. Given the incompleteness of the national statistics on educational background and student status information, not all Users’ educational background and student status information can be verified and may be inconsistent with their actual conditions.	RMB[REDACTED][31] each time	Charged by the number of times of inquiries

☐Driving License Verification	Driving license information verification service	RMB[REDACTED][32] each time	Charged by the number of times of inquiries

[29]	Confidential treatment requested
[30]	Confidential treatment requested
[31]	Confidential treatment requested
[32]	Confidential treatment requested

☐Vehicle License Verification	Vehicle license information verification service	RMB[REDACTED][33] each time	Charged by the number of times of inquiries

☐Mobile Phone RAIN Score	Risk scoring based on, among others, the basic attributes, behavior characteristics and relationship network of a mobile phone number

☐Charged by the number of times of effective inquiries: RMB[REDACTED][34] each time

☐Charged on a fixed quantity package basis, and any effective inquiry exceeding the cap for use of information will be charged at RMB[REDACTED][35] each time.

		Fixed Quantity Package Cap for Effective Inquiry	Fixed Quantity Package Price (RMB0,000)

		☐150 million inquiries/year	[REDACTED][36]

		☐45 million inquiries/year	[REDACTED][37]

		☐7.5 million inquiries/year	[REDACTED][38]

The term “effective inquiry” means an inquiry with a feedback score between 1 point and 100 points. For this purpose, a Year shall commence from the end of a free period (if any).

[33]	Confidential treatment requested
[34]	Confidential treatment requested
[35]	Confidential treatment requested
[36]	Confidential treatment requested
[37]	Confidential treatment requested
[38]	Confidential treatment requested

☐Out-of-Contact Information Recovery	Provision of contact information of a User who is in default and out of contact to help mitigate the loss of a merchant, provided that, the User has any payment overdue for more than calendar Days, and the Company will be deemed to be in material breach if it uses this product in violation of such provision.	The original price is RMB[REDACTED][39] each time, which is currently reduced to RMB[REDACTED][40] each time.	Charged by the number of times of effective inquiries. The term “effective inquiry” means an inquiry in response to which Zhima Credit has fed back to the Company any one or more of contact means of a User. Contact means include mobile phone number and address of a User.

[39]	Confidential treatment requested
[40]	Confidential treatment requested

Notes:

1. Excess Progressive Price of Industry Watchlist:

Staged Quantity Level (0,000 persons)	0-≤5	5-≤10	10-≤50	50-≤100	>100

Price of Industry Watchlist (RMB/person)	[REDACTED][41]	[REDACTED][42]	[REDACTED][43]	[REDACTED][44]	[REDACTED][45]

2. Excess Progressive Price of Zhima Credit Element List

Staged Quantity Level (0,000 persons)	0-≤50	50-≤100	100-≤500	500-≤1000	>1000

Unit Price of Zhima Credit Element List – Core Elements (RMB/person/element)	[REDACTED][46]	[REDACTED][47]	[REDACTED][48]	[REDACTED][49]	[REDACTED][50]

Unit Price of Zhima Credit Element List – Basic Elements (RMB/person)	[REDACTED][51]	[REDACTED][52]	[REDACTED][53]	[REDACTED][54]	[REDACTED][55]

[41]	Confidential treatment requested
[42]	Confidential treatment requested
[43]	Confidential treatment requested
[44]	Confidential treatment requested
[45]	Confidential treatment requested
[46]	Confidential treatment requested
[47]	Confidential treatment requested
[48]	Confidential treatment requested
[49]	Confidential treatment requested
[50]	Confidential treatment requested
[51]	Confidential treatment requested
[52]	Confidential treatment requested
[53]	Confidential treatment requested
[54]	Confidential treatment requested
[55]	Confidential treatment requested

3. Such staged accumulated quantity of information used shall be aggregated during the term of each agreement respectively, and if the accumulated quantity reaches a higher level, a more favorable price shall only be offered for the portion of information used in excess of the original level.

For example: If the Company has used a fee-based Industry Watchlist for 60,000 persons (any subsequent free use of information on a User will not be included in the accumulated quantity after a service fee has been collected when an inquiry about the same User is made for the first time), the fee payable by it shall be calculated as follows: 50,000*RMB[REDACTED]56 +10,000*RMB[REDACTED]57;

If the Company has used a fee-based Zhima Credit Element List (core elements) for 600,000 persons (any subsequent free use of information on an element will not be included in the accumulated quantity after a service fee has been collected when an inquiry about the same element is made for the first time), the fee payable by it shall be calculated as follows: 500,000*RMB[REDACTED]58 +100,000*RMB[REDACTED]59.

4. Billing period for Industry Watchlist and Zhima Credit Element List products: In the case of any use by the Company of the Industry Watchlists or Zhima Credit Element Lists (basic elements) for the same User or Zhima Credit Element Lists for the same core element of the same User, only the first use of such lists will be charged within one Year after the first effective use thereof, regardless of how many times the lists are used during such Year; if such one year period expires after the end of the initial term of the relevant agreement, then the above provisions is applicable to the remaining Days of such Year within the renewal term if the agreement is renewed.

5. For the purpose of long-term friendly cooperation of the Parties hereto, Zhima Credit will offer certain favorable terms to the Company in the marketing stage. A 6-month free period will be offered with respect to Zhima Credit Scoring, Industry Watchlist, Zhima Credit Element List-basic elements, Zhima Credit Element List-core elements, Mobile Phone RAIN score, IVS service and Zhima Authentication-SMS within the initial term of the relevant agreement, provided that, the use of any Zhima Credit Element List-basic elements/core elements is subject to a limit of 100,000 Users during such free period. If the free period for any such product expires or the Company has used any Zhima Credit Element List-basic elements/core elements for more than 100,000 Users, fees will be charged on a staged basis, provided that, any use of the product within any such free period shall not be included in the staged accumulated quantity. In addition, a one-month free trial period will be offered with respect to Zhima Authentication-face recognition-based identity verification within the initial term of the relevant agreement.

[56]	Confidential treatment requested
[57]	Confidential treatment requested
[58]	Confidential treatment requested
[59]	Confidential treatment requested

If the Company uses Zhima Authentication-SMS in parallel with any one or more of Zhima Credit Scoring, Industry Watchlist and Zhima Credit Element List, it shall not be required to pay the product use fee of RMB[REDACTED]60 each time, provided, however, that if the Company uses Zhima Authentication-SMS for any other purposes, it shall pay to Zhima Credit service fees at a rate of RMB[REDACTED]61 each time (except in the case of free period).

6. If the service fee standard specifies charging by the number of times of inquiries, the Company shall be charged separately for each inquiry, whether about the information on the same User or not; if the service fee standard specifies charging based on effective inquiries, only those inquiries in response to which specific results as agreed in advance are fed back will be charged, and those inquiries without feedback or in response to which no specific results as agreed in advance are fed back will not be charged. In the case of charging based on inquiries with desired feedback, only those inquiries with a feedback parameter of “Yes” will be deemed as inquiries with desired feedback.

7. If the Company selects any one or more of products or services hereunder which offer a free period, the relevant free period shall commence from the date when Zhima Credit activates the first product or service for the Company hereunder, and shall not be calculated for each service respectively. The free period shall only apply during the initial term of this Agreement to the extent that this Agreement is entered into on or before December 31, 2016. In the case of automatic renewal of this Agreement in accordance with the renewal terms, the terms concerning free period shall cease to be applicable to the renewal term. The term “Month” referred to in the “free period” means the period of time from a Day in a natural Month to the Day immediately preceding the Day corresponding to the first-mentioned Day in the succeeding natural Month.

8. If the Parties enter into this Agreement to provide for relevant rights and obligations only after Zhima Credit has activated Zhima Credit Services for the Company, the term of this Agreement and the free period set forth in the favorable terms shall commence from the date on which Zhima Credit Services are activated. If after the termination of this Agreement the Company continues to use Zhima Credit Services hereunder, relevant service fees shall be calculated and paid and relevant rights and obligations (other than in the case of free period) shall be exercised and performed in compliance with relevant provisions of this Agreement.

[60]	Confidential treatment requested
[61]	Confidential treatment requested

9. In the case of termination of this Agreement for any reason, if the Company has fully paid fixed quantity package fees while the quantity of products charged on a fixed quantity package basis falls below the fixed quantity package cap, Zhima Credit will not refund the fixed quantity package fees; if the Company has not fully paid fixed quantity package fees, it shall fully pay such fixed quantity package fees.

Methods of Settlement:

☒Advance Payment

1. The Company shall pay to Zhima Credit an advance payment of RMB[REDACTED][62] 20 Days before the earliest expiration of the free periods for any types of service or sub-service selected by the Company hereunder; for each subsequent Month, Zhima Credit will deduct from the advance payment of the Company the amount of service fee for services actually provided in accordance with Appendix 1 hereto in a real-time manner, and issue a settlement sheet and a VAT special invoice with an amount equivalent to that deducted for the Month in the following Month.

2. If the advance payment deposited by the Company with Zhima Credit is deducted until RMB[REDACTED][63] is left, the Company shall make an additional payment to Zhima Credit to make up the deficiency until the advance payment amounts to RMB[REDACTED][64]. If the advance payment deposited by the Company with Zhima Credit is deducted until no money is left and the Company fails to make up the deficiency, Zhima Credit shall have the right to suspend or terminate this Agreement. In the case of termination of this Agreement for any reason, Zhima Credit shall refund to the Company any remaining amount of the advance payment (if any).

All amounts payable by the Company shall be paid to the following account of Zhima Credit.

Bank Account of Zhima Credit:

Bank Account: Account No.: [REDACTED][65] Account Name: [REDACTED][66] Bank: [REDACTED][67]	Alipay Account: Account ID: [REDACTED][68] Account holder: [REDACTED][69]

[62]	Confidential treatment requested
[63]	Confidential treatment requested
[64]	Confidential treatment requested
[65]	Confidential treatment requested
[66]	Confidential treatment requested
[67]	Confidential treatment requested
[68]	Confidential treatment requested
[69]	Confidential treatment requested

Business of the Company Using Zhima Credit Services	Purpose of Use of User Information

☒Personal loan business	☒Evaluation by the Company of the transaction terms relating to the provision of its products to a User and/or relevant decision making

☐Credit card business

☐Other business:	☐Evaluation by the User of the Company of the transaction terms entered into between such User and other Users and/or decision making

The Company agrees to provide a duplicate of its business license and business background information upon the request of Zhima Credit for the purpose of business reputation verification. By executing this Agreement, the Company agrees to enter into a legal and valid agreement with Zhima Credit and accept all terms and rules set forth in Appendix 1 – “Services, Fees and Settlement” and Appendix 2 – “Information Feedback Rules” to this Agreement, and acknowledges that all information and documents provided to Zhima Credit, including, without limitation, the duplicate of business license, are complete, true and correct. In the case that the Company needs any additional product, the Parties may execute a supplement to this Appendix 1, which supplement shall constitute a supplementary agreement to this Agreement once it is affixed with the seals of the Parties.

This Agreement is executed in four counterparts, with each Party holding two counterparts, all of which shall be equally valid.

This Agreement has been entered into by the Parties hereto as of the later date of seal below (“Effective Date”).

Zhima Credit: Zhima Credit Management Co., Ltd.	Company: Ganzhou Happy Fenqi Network Service Co., Ltd.

Seal: (Seal)	Seal: (Seal)

Date: June 29, 2016	Date: June 29, 2016

Appendix 2

Information Feedback Rules

These Information Feedback Rules set forth the relevant information fields fed back by the Company to Zhima Credit and their meanings, descriptions and whether they are Adverse Information. The Company shall provide feedback according to the information type, information field, feedback cycle and requirements set forth in the list below and specify whether certain information is Adverse Information or not. Any failure of the Company to provide information feedback in accordance with this Appendix and other provisions of this Agreement shall be deemed as a material breach of this Agreement.

Rules on Feedback from Financial Company Engaging in Lending Business

Scope of Application	This version applies to companies engaging in lending business.

Data Feedback Frequency

Support two data feedback models: T+1 Day feedback and monthly feedback

☒To feed back each Day any new information or information subject to change of the immediately preceding Day

☐To feed back at the beginning of each Month (in principle no later than the 5th Day of each Month) any new information or information subject to change of the immediately preceding Month

Data Feedback Principle	Data feedback required at the time of completion of approval, disbursement, repayment and payoff of a loan. Feedback required at each date of repayment since the disbursement of loan.

Detailed Description of Data Item	The information required to be fed back is business information. Feedback requirements are as follows:
	Business information includes, without limitation, the basic information, loan information, repayment information and overdue repayment information of a loan account	See Exhibit: Business Information

Data Format

1. If the time is accurate to a second, the format shall be as follows: 2015-08-30 12:59:58

2. If the time is accurate to a Day, the format shall be as follows: 2015-01-01

3. If the time is accurate to a Month, the format shall be as follows: 2015-01

4. Currency unit shall be RMB

	Field	Meaning	Description

Coupling Information	user_name	Name of a User
	user_credentials_type	Type of credential

0-Identity Card;

1- Residence Booklet;

2-Passport;

3-Army ID Card for Military Officer;

4- Army ID Card for Soldier;

5- Mainland Travel Permit for Hong Kong and Macao Residents;

6- Mainland Travel Permit for Taiwan Compatriots;

7- Temporary Identity Card;

8- Foreigner Residence Certificate;

9-Police Certificate;

A-Hong Kong Identity Card;

B-Macao Identity Card;

C-Taiwan Identity Card;

X-Other credentials.

The default credential is identity card, and currently no other type of credential is acceptable.

	user_credentials_no	Number of credential
	order_no	Business No.	(Primary Key) The sole identifier to identify a loan or credit card account within the system of data reporting institution.

	biz_type	Business type	Code Table: 1-Loan;

pay_month	Month of repayment

(Primary Key)

In which standard Month this repayment shall belong to, please refer to the criteria adopted by the People’s Bank of China.

As to the loan with fixed repayment period:

The number of Months for repayment of this loan that is converted from the aggregate number of repayment periods shall be filled in this data item, and the rule of conversion is as follows:

•    If the repayment is made on a daily basis: divided by 30.42

•    If the repayment is made on a weekly basis: divided by 4.33

•    If the repayment is made on a monthly basis: the actual aggregate number of repayment periods

•    If the repayment is made on a quarterly basis: multiply 3

•    If the repayment is made on a semi-annual basis: multiply 6

•    If the repayment is made on an annual basis: multiply 12

•    As to the fixed-period loan marked with “Other” repayment frequency, the number of Months for repayment of this loan shall be calculated on the basis of the aforementioned rule of conversion for the loans with daily, weekly, monthly, quarterly, semi-annual and annual repayment. For example, if the repayment is made on a “biweekly” basis, the number of Months for repayment of this loan = aggregate number of repayment periods ÷4.33× 2

As to the loan with non-fixed repayment period:

•    If the repayment is made on an irregular basis, please fill in with the letter U

•    If the repayment is made on a one-time basis, please fill in with the letter O

•    If the repayment frequency is marked as “Other”, please fill in with the letter X

As to the credit card repayment, please fill in with the letter C.

	gmt_ovd_date	Due date

yyyy-mm-dd

If the business type is a loan:

As to the loan with monthly repayment, please fill in with “due date” of the current period;

As to the loan with non-monthly repayment, please fill in with the last Day of the current Month;

As to the loan that remains outstanding after the due date, please fill in with the last Day of the current Month.

Business Information	order_status	Status of business	01- approved 02- unapproved 03- waived by the user 04- disbursed
	create_amt	Disbursed amount	The amount of loan disbursed at the present time

overdue_cnt	Number of periods of overdue repayments	If the business type is loan, the number of periods of the loans that fall due but is unpaid shall be filled out in this data item, and the matured loans shall not be taken into account on an accumulative basis after their maturity.
	overdue_amt	Aggregate amount of currently overdue repayments

If the business type is loan, the sum of the principal and interest of the loan that currently falls due but is unpaid.

It should be specifically noted that when there is a decimal number less than 1 appearing in the calculation of this data item, such decimal number shall be rounded up to the nearest whole number if the data feedback institution believes that relevant loan becomes overdue, otherwise, such decimal number shall be rounded down to zero.

Supplementary Information	gmt_pay	Payoff date	The loan payoff date, which shall be filled out in the form of yyyy-mm-dd
	memo	Notes	Other supplementary matters